Exhibit 99.1

ADVANCE AUTO PARTS SECOND QUARTER COMPARABLE
STORE SALES INCREASE 4.8%; HELPS FUEL EPS GROWTH
AND $287 MILLION IN FREE CASH FLOW

ROANOKE, Va, August 12, 2009 – Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the second quarter ended July 18, 2009.  Second quarter earnings per diluted share were $0.83 which included a $0.06 charge related to store divestitures.  Excluding the impact of the store divestitures, diluted earnings per share (EPS) of $0.89 increased 14% on top of a 22% increase in EPS last year.  On a year-to-date basis, EPS of $1.92, excluding the $0.10 impact of store divestitures, increased 17% on top of a 21% increase in EPS last year.

Second Quarter Performance Summary

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 18,	July 12,	July 18,	July 12,
	2009	2008	2009	2008

Sales (in millions)	$ 1,322.8	$ 1,235.8	$ 3,006.5	$ 2,761.9

Comparable Store Sales %	4.8%	2.9%	6.7%	1.6%

Gross Profit % (1)	49.3%	47.4%	49.0%	47.5%

Selling, General & Administrative (SG&A) % (1)	39.1%	37.1%	39.3%	37.6%

Operating Income %	10.2%	10.4%	9.7%	9.9%

Diluted EPS (2)	$ 0.83	$ 0.78	$ 1.82	$ 1.64

(1)
The Company has retrospectively applied a change in accounting principle for costs included in inventory made in the first quarter to all prior periods presented herein related to cost of sales and selling, general and administrative expenses (SG&A).  Refer to the accompanying financial statements included in this press release for further explanation.

(2)
For the twelve and twenty-eight weeks ended July 18, 2009, diluted EPS includes a $0.06 and $0.10 charge, respectively, related to store divestitures.  In addition, the Company’s adoption of FSP EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Transactions Are Participating Securities” during the first quarter 2009 decreased the Company’s diluted EPS for the twelve and twenty-eight weeks ended July 12, 2008 by $0.01.

“Our 49,000 Advance Team Members continue to deliver strong top and bottom line performance, market share gains and improvements in our customer satisfaction and Team Member engagement scores,” said Darren R. Jackson, Chief Executive Officer.  “Over the last 18 months we have been on a journey to turnaround the Company.  Our focus on our customers, Team Members, growth and profitability is building the foundation to transform our Company into the industry customer experience leader.”

Second Quarter Highlights

Total sales for the second quarter increased 7% to $1.32 billion, compared with total sales of $1.24 billion in the second quarter of fiscal year 2008.  The sales increase reflected the net addition of 82 new stores in the past 12 months and a comparable store sales increase of 4.8% during the quarter compared to an increase of 2.9% during the second quarter last year.  The comparable store sales gain was comprised of a 14.8% increase in Commercial sales and a 0.7% increase in do-it-yourself (DIY) sales.  This compares to a 13.5% increase in Commercial and a 0.8% decrease in DIY during the second quarter last year.  Year-to-date comparable store sales increased 6.7% driven by a 16.3% increase in Commercial and a 2.7% increase in DIY.

The Company’s gross profit rate was 49.3% of sales in the second quarter as compared to 47.4% in the prior year, which reflects a 189 basis-point improvement.  The 189 basis-point improvement was primarily due to continued investments in pricing capabilities, merchandising capabilities and parts availability, decreased inventory shrink and better store execution resulting from the impact of previous changes to better align Team Member incentives.

The Company’s second quarter SG&A rate was 39.1% of sales as compared to 37.1% during the second quarter last year.  Excluding the impact of store divestitures, the SG&A rate increased 136 basis points.  This increase was driven by higher incentive compensation, continued strategic capability investments to improve the Company’s gross profit rate and to accelerate the Commercial business and higher medical expenses.  The SG&A rate increase was partially offset by lower advertising expenses and occupancy expense leverage as a result of the Company’s 4.8% comparable store sales increase.

Operating cash flow through the second quarter increased 24% to $433.8 million from $350.0 million in the second quarter last year.  Free cash flow through the second quarter was $287.4 million or an 18% increase over second quarter last year.  This increase was primarily driven by an increase in net income, improved working capital management and a decrease in capital expenditures.  As a result of the increased free cash flow, the Company has decreased its total bank debt outstanding by $173 million over the past year.  Capital expenditures were $90.8 million through the second quarter.  This compares to $106.0 million in 2008, a decrease of $15.2 million primarily due to the timing of new store development partially offset by routine spending on existing stores.

“We are pleased with our sixth consecutive quarter of double-digit Commercial comparable sales growth, our second consecutive quarter of positive DIY comparable sales in over 3 years, as well as the strong gross profit rate improvement which fueled an increase in our operating income rate of over 50 basis-points before the impact of store divestitures.  We are also pleased with the cash flow we generated and the fact that we continued to strengthen our balance sheet.  Looking ahead, we continue to be optimistic about our growth and profitability potential based on our second quarter results and we remain committed to our strategic objectives and investment profile,” said Mike Norona, Executive Vice President and Chief Financial Officer.

Key Financial Metrics and Statistics (1)

	Twelve	Comparable		Twenty-Eight	Comparable Twenty-		Comparable
	Weeks Ended	Twelve Weeks Ended		Weeks Ended	Eight Weeks Ended		Fifty-Two Weeks Ended
	July 18,	July 18,	July 12,	July 18,	July 18,	July 12,
	2009	2009	2008	2009	2009	2008	FY 2008	FY 2007

Sales Growth %	7.0%	7.0%	5.6%	8.9%	8.9%	4.7%	6.1%	4.9%

Sales per Square Foot (2)(3)	$ 215	$ 215	$ 207	$ 215	$ 215	$ 207	$ 208	$ 207

DIY Comparable Sales %	0.7%	0.7%	(0.8%)	2.7%	2.7%	(2.0%)	(2.3%)	(1.1%)

Commercial Comparable Sales %	14.8%	14.8%	13.5%	16.3%	16.3%	11.9%	12.1%	6.2%

Operating Income per Team Member (2)(4)	$ 9.02	$ 9.78	$ 9.42	$ 9.02	$ 9.78	$ 9.42	$ 9.49	$ 9.40

SG&A per Store (2)(5)(6)	$ 632	$ 620	$ 582	$ 632	$ 620	$ 582	$ 590	$ 581

Return on Invested Capital (2)(7)	14.2%	14.9%	14.3%	14.2%	14.9%	14.3%	14.0%	13.7%

Gross Margin Return on Inventory (2)(5)(8)	$ 3.86	$ 3.74	$ 3.54	$ 3.86	$ 3.74	$ 3.54	$ 3.37	$ 3.29

Total Store Square Footage, end of period	24,920	24,920	24,431	24,920	24,920	24,431	24,711	23,982

Total Team Members, end of period	49,427	49,427	47,050	49,427	49,427	47,050	47,582	44,141

(1)	In thousands except for sales per square foot, gross margin return on inventory and total Team Members.
(2)
The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed.  The Company has presented its financial metrics on a comparable basis as a result of certain non-comparable items included in its financial results for the last four quarters.  Second quarter and year-to-date 2009 comparable results exclude expenses associated with the store divestitures as discussed later in this press release.  Fiscal 2008 comparable results exclude the additional week of business (53rd week) as well as a non-cash inventory adjustment resulting from a change in inventory management and related accounting policy for slow-moving inventory.

(3)	Sales per square foot is calculated as net sales divided by an average of beginning and ending square footage.
(4)	Operating income per Team Member is calculated as operating income divided by an average of beginning and ending Team Members.
(5)
The Company has retroactively applied the change in accounting principle made in the first quarter 2009 to all financial metrics presented herein containing cost of sales and SG&A as explained in the accompanying financial statements included in this press release.

(6)	SG&A per store is calculated as SG&A divided by the average of beginning and ending store count.
(7)	Return on invested capital (ROIC) is calculated in detail in the accompanying financial statements included in this press release.
(8)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

Store Information

During the second quarter, the Company opened 23 stores, including 7 Autopart International stores.  The Company also closed 21 stores and relocated 3 stores.  As of July 18, 2009, the Company’s total store count was 3,407, including 142 Autopart International stores.

Share Repurchases

Under the Company’s share repurchase authorization plan, the Company repurchased 344,530 shares of its common stock during the second quarter at an aggregate cost of $14.4 million, or an average price of $41.71 per share.  At the end of the second quarter, the Company had $174.6 million available from the $250 million share repurchase authorization approved by the Board of Directors in May 2008.

2009 Store Divestitures

As a result of the previously announced store divestiture initiative, the Company closed 20 stores during the quarter and expects to divest a total of 40 to 55 unprofitable stores in 2009 that are delivering unacceptable strategic or financial results.  During the second quarter, the Company recorded a $0.06 EPS charge primarily due to lease exit costs for the 20 stores that were closed during the quarter.  Year-to-date, the Company has closed 24 stores which resulted in a $0.10 EPS charge.  Currently, the Company estimates that the incremental store divestitures will result in a $0.15 to $0.22 charge to EPS in fiscal 2009.

Dividend

On August 11, 2009, the Company’s Board of Directors declared a regular quarterly cash dividend of six cents per share to be paid on October 9, 2009 to stockholders of record as of September 25, 2009.

Investor Conference Call

The Company will host a conference call on Thursday, August 13, 2009 at 10:00 a.m. Eastern Time to discuss its quarterly results.  To listen to the live call, please log on to the Company’s website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP.  The call will be archived on the Company’s website until August 13, 2010.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets.  As of July 18, 2009, the Company operated 3,407 stores in 39 states, Puerto Rico, and the Virgin Islands.  Additional information about the Company, employment opportunities, customer services, and online lookup for parts and accessories can be found on the Company’s website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate.  These statements discuss, among other things, expected growth and future performance, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share for fiscal year 2009.  These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended January 3, 2009 on file with the Securities and Exchange Commission.  Actual results may differ materially from anticipated results described in these forward-looking statements.  The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them as more information becomes available.

-Financial Tables to Follow-

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 18,	January 3,	July 12,
	2009	2009	2008

Assets

Current assets:
Cash and cash equivalents	$126,391	$37,358	$19,459
Receivables, net	89,393	97,203	90,146
Inventories, net	1,635,754	1,623,088	1,686,443
Other current assets	43,848	49,977	41,685
Total current assets	1,895,386	1,807,626	1,837,733

Property and equipment, net	1,067,432	1,071,405	1,058,273
Assets held for sale	1,382	2,301	3,654
Goodwill	34,603	34,603	34,603
Intangible assets, net	26,921	27,567	28,185
Other assets, net	19,247	20,563	11,532
	$3,044,971	$2,964,065	$2,973,980

Liabilities and Stockholders' Equity

Current liabilities:
Bank overdrafts	$76	$20,588	$-
Current portion of long-term debt	758	1,003	675
Financed vendor accounts payable	78,679	136,386	153,342
Accounts payable	875,987	791,330	884,946
Accrued expenses	413,009	372,510	339,142
Other current liabilities	52,916	43,177	52,367
Total current liabilities	1,421,425	1,364,994	1,430,472

Long-term debt	278,835	455,161	452,266
Other long-term liabilities	81,623	68,744	52,643
Total stockholders' equity	1,263,088	1,075,166	1,038,599
	$3,044,971	$2,964,065	$2,973,980

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
July 18, 2009 and July 12, 2008
(in thousands, except per share data)
(unaudited)

	July 18,	July 12,
	2009	2008

Net sales	$1,322,844	$1,235,783

Cost of sales, including purchasing and warehousing costs (a)	670,194	649,501

Gross profit (a)	652,650	586,282

Selling, general and administrative expenses (a)	517,875	458,323

Operating income	134,775	127,959

Other, net:
Interest expense	(5,480)	(7,250)
Other income (expense), net	250	(92)
Total other, net	(5,230)	(7,342)

Income before provision for income taxes	129,545	120,617

Provision for income taxes	49,215	45,231

Net income	$80,330	$75,386

Basic earnings per share(b)	$0.84	$0.79
Diluted earnings per share(b)	$0.83	$0.78

Average common shares outstanding (b)	94,868	95,008
Average common shares outstanding - assuming dilution (b)	95,745	95,663

(a)
Effective first quarter 2009, the Company implemented a change in accounting principle for costs included in inventory. The table below represents the impact of the accounting change on previously reported amounts (in thousands):

	Twelve week period ended July 12, 2008	As Previously Reported	Adjustments	As Adjusted

	Cost of sales, including purchasing and warehousing costs	$634,945	$14,556	$649,501

	Gross profit	600,838	(14,556)	586,282

	Selling, general and administrative expenses	472,879	(14,556)	458,323

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter.  At July 18, 2009 and July 12, 2008, we had 95,417 and 95,366 shares outstanding, respectively. Effective first quarter 2009, the Company adopted FSP EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Transactions Are Participating Securities." Accordingly, the Company reduced its net income by $407 and $299 for the twelve weeks ended July 18, 2009 and July 12, 2008, respectively, for purposes of calculating its basic and diluted earnings per share. As a result of this adoption, the Company's basic and diluted earnings per share for the twelve weeks ended July 12, 2008 have been reduced by $0.01.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, except for the change in accounting principle for inventory costs, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twenty-Eight Week Periods Ended
July 18, 2009 and July 12, 2008
(in thousands, except per share data)
(unaudited)

	July 18,	July 12,
	2009	2008

Net sales	$3,006,480	$2,761,915

Cost of sales, including purchasing and warehousing costs (a)	1,531,842	1,450,778

Gross profit (a)	1,474,638	1,311,137

Selling, general and administrative expenses (a)	1,182,281	1,038,900

Operating income	292,357	272,237

Other, net:
Interest expense	(13,091)	(19,575)
Other income (expense), net	146	(64)
Total other, net	(12,945)	(19,639)

Income before provision for income taxes	279,412	252,598

Provision for income taxes	105,497	95,126

Net income	$173,915	$157,472

Basic earnings per share(b)	$1.83	$1.65
Diluted earnings per share(b)	$1.82	$1.64

Average common shares outstanding (b)	94,642	94,996
Average common shares outstanding - assuming dilution (b)	95,247	95,630

(a)
Effective first quarter 2009, the Company implemented a change in accounting principle for costs included in inventory. The table below represents the impact of the accounting change on previously reported amounts (in thousands):

	Twenty-eight week period ended July 12, 2008	As Previously Reported	Adjustments	As Adjusted

	Cost of sales, including purchasing and warehousing costs	$1,417,626	$33,152	$1,450,778

	Gross profit	1,344,289	(33,152)	1,311,137

	Selling, general and administrative expenses	1,072,052	(33,152)	1,038,900

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter.  At July 18, 2009 and July 12, 2008, we had 95,417 and 95,366 shares outstanding, respectively. Effective first quarter 2009, the Company adopted FSP EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Transactions Are Participating Securities." Accordingly, the Company reduced its net income by $905 and $519 for the twenty-eight weeks ended July 18, 2009 and July 12, 2008, respectively, for purposes of calculating its basic and diluted earnings per share. As a result of this adoption, the Company's basic and diluted earnings per share for the twenty-eight weeks ended July 12, 2008 have been reduced by $0.01.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, except for the change in accounting principle for inventory costs, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Twenty-Eight Week Periods Ended
July 18, 2009 and July 12, 2008
(in thousands)
(unaudited)

	July 18,	July 12,
	2009	2008
Cash flows from operating activities:
Net income	$173,915	$157,472
Depreciation and amortization	79,568	78,692
Share-based compensation	9,419	10,007
Provision (benefit) for deferred income taxes	11,384	(1,827)
Excess tax benefit from share-based compensation	(2,114)	(4,629)
Other non-cash adjustments to net income	6,430	801
Decrease (increase) in:
Receivables, net	7,810	(4,886)
Inventories, net	(12,666)	(156,528)
Other assets	7,253	11,490
Increase in:
Accounts payable	84,657	195,976
Accrued expenses	55,688	56,504
Other liabilities	12,460	6,952
Net cash provided by operating activities	433,804	350,024

Cash flows from investing activities:
Purchases of property and equipment	(90,837)	(105,983)
Proceeds from sales of property and equipment	2,117	4,146
Other	-	(3,413)
Net cash used in investing activities	(88,720)	(105,250)

Cash flows from financing activities:
Decrease in bank overdrafts	(20,512)	(30,000)
Decrease in financed vendor accounts payable	(57,707)	(207)
Dividends paid	(17,118)	(17,397)
Net payments on credit facilities	(176,500)	(52,400)
Proceeds from the issuance of common stock, primarily exercise
of stock options	28,112	18,166
Excess tax benefit from share-based compensation	2,114	4,629
Repurchase of common stock	(14,369)	(162,429)
Other	(71)	(331)
Net cash used in financing activities	(256,051)	(239,969)

Net increase in cash and cash equivalents	89,033	4,805
Cash and cash equivalents, beginning of period	37,358	14,654
Cash and cash equivalents, end of period	$126,391	$19,459

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
(in thousands, except per share data)
(unaudited)

Reconciliation of Free Cash Flow:
	Twenty-Eight Week Periods Ended
	July 18,	July 12,
	2009	2008

Cash flows from operating activities	$433,804	$350,024
Cash flows used in investing activities	(88,720)	(105,250)
	345,084	244,774

Decrease in financed vendor accounts payable	(57,707)	(207)

Free cash flow	$287,377	$244,567

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Detail of Return on Invested Capital (ROIC) Calculation:
		Last Four Quarters Ended
		July 18, 2009	Comparable Adjustments (a)	Comparable July 18, 2009	July 12, 2008

Net income		$254,480	$23,452	$277,932	$251,264
Add:
After-tax interest expense and other, net		17,241	(322)	16,919	22,343
After-tax rent expense		181,357	-	181,357	170,304
After-Tax Operating Earnings		453,078	23,130	476,208	443,911

Average assets (less cash)		2,936,551	26,295	2,962,846	2,873,721
Less: Average liabilities (excluding total debt)		(1,492,365)	(9,749)	(1,502,114)	(1,399,006)
Add: Capitalized lease obligation (rent expense * 6) (b)		1,741,482	-	1,741,482	1,628,910
Total Invested Capital		3,185,668	16,546	3,202,214	3,103,625

ROIC		14.2%	-	14.9%	14.3%

Rent expense		$290,247	-	$290,247	$271,485
Interest expense and other, net		27,542	(511)	27,031	35,618

( a )
The Company has also presented its ROIC calculation on a comparable basis as a result of certain non-comparable items included in its financial results for the last four quarters ended July 18, 2009. The comparable results for the last four quarters ended July 18, 2009 exclude first and second quarter 2009 expenses associated with the store divestiture plan as discussed on page 5 of this release, the additional week of business (53rd week) of fiscal 2008 and the fiscal 2008 non-cash inventory adjustment resulting from a change in inventory management and related accounting policy for slow moving inventory.

( b )	Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

Note:  Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores.  ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements. Management believes our comparable results of operations are a useful indicator to stockholders for consistency purposes.